Exhibit 10.1
NINTH AMENDMENT TO LEASE

THIS NINTH AMENDMENT TO LEASE ("Ninth Amendment") is made and entered into as of the 28th day of November, 2012, by and between CREEKSIDE PROPERTY HOLDINGS, LLC, a Delaware limited liability company ("Landlord") and WEBSENSE, INC., a Delaware corporation ("Tenant").
R E C I T A L S:
A.Legacy-RECP Sorrento OPCO, LLC, a Delaware limited liability company ("Original Landlord") and Tenant entered into that certain Office Lease dated as of April 19, 2002 (the "Original Lease"), as amended by (i) that certain First Amendment to Lease dated as of October 1, 2002 by and between Original Landlord and Tenant (the "First Amendment"), (ii) that certain Second Amendment to Lease dated as of April 30, 2003 by and between Tenant and Sorrento Valley Road, LLC, a Delaware limited liability company ("SVR") (as successor-in-interest to Original Landlord) (the "Second Amendment"), (iii) that certain Third Amendment to Lease dated as of July 30, 2004 by and between Tenant and SVR (the "Third Amendment"), (iv) that certain Fourth Amendment to Lease dated as of March 24, 2005 by and between Tenant and SVR (the "Fourth Amendment"), (v) that certain Fifth Amendment to Lease dated as of December 21, 2006 by and between Arden Realty Limited Partnership, a Maryland limited partnership ("Arden") (as successor-in-interest to SVR) and Tenant (the "Fifth Amendment"), (vi) that certain Sixth Amendment to Lease dated as of January 30, 2007 by and between Arden and Tenant (the "Sixth Amendment"), (vii) that certain Seventh Amendment to Lease dated as of February 12, 2007 by and between Arden and Tenant (the "Seventh Amendment"), and (viii)  that certain Eighth Amendment to Lease dated as of June 24, 2010 by and between Landlord (as successor-in-interest to Arden) and Tenant (the "Eighth Amendment"), whereby Tenant leases certain space located in those certain buildings located and addressed at 10220, 10240 and 10260 Sorrento Valley Road, San Diego, California (collectively, the "Project"). The Original Lease, as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh Amendment and the Eighth Amendment, may be referred to herein as the "Lease."
B.By this Ninth Amendment, Landlord and Tenant desire to extend the Term of the Lease and to otherwise modify the Lease as provided herein.
C.Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Original Lease.
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T:
1.The Premises. Landlord and Tenant hereby agree that pursuant to the Lease, Landlord currently leases to Tenant and Tenant currently leases from Landlord the following space (collectively, the "Premises") consisting of a total of 121,723 rentable square feet: (i) all of the space in the Building located at 10240 Sorrento Valley Road, San Diego, California (the "10240 Building") consisting of a total of 64,117 rentable square feet, (ii) all of the space in the Building located at 10220 Sorrento Valley Road, San Diego, California (the "10220 Building") consisting of 20,543 rentable square feet, and (iii) all of the space located in the Building located at 10260 Sorrento Valley Road, San Diego, California (the "10260 Building") consisting of a total of 37,063 rentable square feet. The 10240 Building, 10220 Building and 10260 Building may be collectively referred to herein as the "Buildings."
2.Extended Lease Term. The New Termination Date (as that term is defined in Section 2 of the Seventh Amendment) shall be extended such that the Lease shall expire on July 31, 2018 ("New Expiration Date"). The period from January 1, 2013 through the New Expiration Date specified above, shall be referred to herein as the "New Extended Term." Tenant shall retain the option to further extend the New Extended Term for an additional period of five (5) years in accordance with, and subject to, all terms and conditions of the Extension Option Rider attached to the Original Lease; provided, however, that any references in such Extension Option Rider to (i) the initial Lease Term shall mean and refer to the New Extended Term, as defined in this Section 2 above and (ii) the right of first offer shall not apply.
3.Monthly Base Rent. Notwithstanding anything to the contrary in the Lease, during the New Extended Term, Tenant shall pay, in accordance with the provisions of this Section 3 and subject to abatement as provided in Section 4 below, Monthly Base Rent for the Premises as follows:

Period	Monthly Base Rent	Monthly Base Rent Per Rentable Square Foot
1/1/2013 – 12/31/2013	$194,756.80	$1.60
1/1/2014 – 12/31/2014	$200,842.95	$1.65
1/1/2015 – 12/31/2015	$206,929.10	$1.70
1/1/2016 – 12/31/2016	$213,015.25	$1.75
1/1/2017 – 12/31/2017	$219,101.40	$1.80
1/1/2018 – 7/31/2018	$225,187.55	$1.85

4.Rental Abatement. Notwithstanding anything to the contrary contained in the Lease or in this Ninth Amendment, and provided that Tenant faithfully performs all of the terms and conditions of the Lease, as amended by this Ninth Amendment, Landlord hereby agrees to abate Tenant's obligation to pay Monthly Base Rent for the period from January 1, 2013 through and including May 31, 2013. During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease, as amended by this Ninth Amendment. In the event of a default by Tenant under the terms of the Lease, as amended by this Ninth Amendment, that results in early termination pursuant to the provisions of Article 19 of the Original Lease, then as a part of the recovery set forth in Article 19 of the Original Lease, Landlord shall be entitled to the recovery of the Monthly Base Rent that was abated under the provisions of this Section 4.
5.Improvements to the Premises.
5.1Landlord's Work. Landlord shall, at Landlord's sole cost, cause the following work to be performed at the Project (collectively, "Landlord's Improvements"). Landlord shall use commercially reasonable efforts to complete Landlord's Improvements prior to January 1, 2014.
(a)Landlord will furnish and install a new, Title 24 compliant, Elastomeric Asphalt Emulsion Roof System on each of the Buildings. The new roofing system installation will include: (i) clean and prep roof; (ii) patch and repair any buckles or blisters; (iii) patch around drains with plasticized asphalt roofing system; (iv) apply modified asphalt and felt; (v) apply additional layer of modified asphalt and felt in valleys and waterways; (vi) apply elastomeric coating.
(b)Landlord will remove and replace all rooftop ductwork for units AC-1, AC-3, and AC-4 (as shown on Exhibit "A" attached hereto). However, only double-wall duct will be replaced for unit AC-2, in the area shown on Exhibit "A". Additionally, Landlord will engage the roofer and/or a framer to fabricate a platform or catwalk to enable adequate access to maintain the rooftop units. The design and construction of such platform or catwalk shall be at Landlord's sole discretion.
(c)Landlord will contract with a mechanical subcontractor mutually selected by Landlord and Tenant to inspect thirty (30) HVAC units. Of the HVAC units serving the Buildings, the thirty (30) HVAC units to be inspected will be mutually agreed upon by Tenant and Landlord. Following receipt and review of the report generated by the mechanical subcontractor (the "Mechanical Report"), Landlord will replace all units that have been identified as needing replacement by the mechanical subcontractor; provided, however, that if more than fifteen (15) units are identified as needing replacement, Landlord shall only be obligated to replace a maximum of fifteen (15) such units and Landlord shall select those fifteen (15) units to replace.
(d)Landlord will provide the following elevator modernizations: (i) replace the controller/leveling system; (ii) replace car operating panel with new push buttons; (iii) replace digital car position indicator; (iv) replace car traveling lanterns; (v) replace hall pushbutton fixtures; (vi) replace door gasket.
To the extent that specifications for any of Landlord's Improvements are not designated in this Section 5.1 above, such specifications shall be as reasonably determined in good faith by Landlord and Tenant. An internal construction management fee in the amount of three percent

(3%) of the cost of design and construction of the Landlord's Improvements shall be included in Landlord's cost of the Landlord's Improvements, which fee shall not be charged to Tenant.
5.1.1Subsequent HVAC Unit Replacement. If the Mechanical Report identifies fewer than fifteen (15) HVAC units for replacement, then Tenant shall have the option, exercisable by written notice to Landlord at any time during the New Extended Term, to require Landlord to replace additional HVAC units as identified by Tenant in such notice, provided that (a) the total number of HVAC units to be replaced by Landlord under Section 5.1(c) above and this Section 5.1.1 shall not exceed a total of fifteen (15) units, and (b) the costs to be incurred by Landlord in order to replace additional HVAC units under this Section 5.1.1 shall not exceed, in the aggregate, Fifty Thousand Dollars ($50,000.00) and any additional costs incurred in replacing HVAC units so identified by Tenant under this Section 5.1.1 shall be borne by Tenant.
5.1.2Except as specifically set forth in this Section 5.1 and Section 5.2 below, Tenant hereby agrees to accept the Premises in its "as-is" condition and Tenant hereby acknowledges that Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the Premises except as expressly provided in this Section 5.1 above.
5.2Tenant Modification Allowance. Tenant acknowledges that the 10220 Refurbishment Allowance (as that term is defined in Section 5.2 of Eighth Amendment), the New Refurbishment Allowance (as defined in Section 7.2.1 of Third Amendment), the Landlord Work Allowance (as defined in Section 4.2 of Seventh Amendment), and all other allowances provided to Tenant under the Lease have been fully disbursed and that no remaining balance remains in such allowances. However, Landlord shall make available an allowance in the amount of Two Hundred Twenty-Five Thousand Dollars ($225,000.00) (the "Tenant Modification Allowance") to Tenant to design and construct the following modifications to the Project (collectively, the "Tenant Modifications"): (a) modifications to the landscape and hardscape of the Project to reduce water consumption and maintenance costs and to create an outdoor seating area(s) for Tenant's employees, (b) repairs or replacements of the flooring in the lobby of the 10240 Building and upgrades to the lighting in the lobby and stairwells of the 10240 Building to improve energy efficiency and reduce maintenance costs, (c) repairs or replacements of portions of the driveway entrance to the Project and the main parking lot of the Project and reconfiguration of the parking layout to improve efficiency and safety, (d) construction of an indoor café ("Café") in the Premises to serve Tenant's employees, (e) installation of an annunciation system and/or sound masking system in the Premises, and (f) paint and carpet within the Premises. In addition, Tenant may, at Tenant's sole cost and expense (but not subject to payment from the Tenant Modification Allowance), install a food truck ("Food Truck") at a location at the Project approved by Landlord to serve Tenant's employees. The design and specifications of any such Café and/or Food Truck shall be subject to Landlord's reasonable approval, and such Café and/or Food Truck shall be subject to Tenant's receipt of any required governmental permits and approvals and the terms and conditions of Article 10 of the Lease shall apply with respect to Tenant's installation and operation thereof. Furthermore, Tenant shall only to be entitled to operate the Food Truck to the extent that Tenant continues to lease one hundred percent (100%) of the Buildings. Upon expiration or earlier termination of the Lease (as amended), or if Tenant no longer leases one hundred percent (100%) of the Buildings, Tenant shall cause the Food Truck to be removed from the Project and to repair any damage to the Project caused by such removal. Any Tenant Modifications shall be subject to Landlord's approval, which approval shall not be unreasonably withheld, conditioned or delayed. At the time of granting such approval, Landlord shall indicate which, if any, of such Tenant Modifications must be restored to their original condition or removed from the Premises upon expiration or earlier termination of the Lease (as amended) as provided in Section 8.3 of the Original Lease and Tenant shall repair any damage to the Project caused by such removal. Landlord shall, subject to the procedures set forth in Section 5.2.1 below, make disbursements from the Tenant Modification Allowance for Tenant Modifications. In no event shall Landlord be obligated to make disbursements under this Section 5.2 in a total amount which exceeds the Tenant Modification Allowance. If the total cost of the Tenant Modifications exceeds the Tenant Modification Allowance, Tenant shall be responsible for such excess.
5.2.1Disbursement of Tenant Modification Allowance. Provided that Tenant is not in default on any of its monetary or material non-monetary obligations under the Lease (as modified by this Ninth Amendment) beyond the expiration of all applicable notice and cure periods, upon completion of each Tenant Modification (or on a progress payment basis where construction of such Tenant Modification is scheduled to take longer than sixty (60) days to complete), Landlord shall make a disbursement of the Tenant Modification Allowance for Tenant Modifications for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows:
(A)Disbursement. Tenant shall deliver to Landlord: (i) if Tenant is utilizing a general contractor for the specific Tenant Modification, a request for payment of Tenant's general contractor ("Contractor"), which Contractor shall be retained by Tenant and shall be subject to Landlord's reasonable prior written approval, and which request shall be an Application for Payment (AIA Form G702); (ii) invoices from all subcontractors, laborers, materialmen and suppliers used by Tenant in connection with the Tenant Modification (such subcontractors, laborers, materialmen and suppliers, and the Contractor, if any, may be known collectively as "Tenant's Agents"), for labor rendered and materials delivered to the Premises for the Tenant Modification; and (iii) executed unconditional mechanics' lien releases from all of Tenant's Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 8132 and Section 8136. Within forty-five (45) days thereafter, assuming Landlord receives all of the applicable information described in items (i) through (iii) above, Landlord shall from time to time as each Tenant Modification is completed (or when a progress payment is required pursuant to this Section 5.2.1(A) above) deliver a check made payable to Tenant in payment of the amounts so requested by Tenant (but in no event to exceed the amount of the Tenant Modification Allowance). Unless otherwise indicated by Landlord in writing provided concurrently with or prior to Landlord's payment, Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request; and
(B)Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Modification Allowance to the extent costs are incurred by Tenant for Tenant Modifications. All Tenant Modifications shall be deemed Landlord's property (unless, as described above, Landlord elects to require Tenant to remove the same upon the expiration or sooner termination of the Lease (in which case Tenant shall, at Tenant's sole cost and expense, remove the same and repair any damage to the Premises and/or the Project caused by such removal)). In no event shall Tenant be entitled to any credit for any portion of the Tenant Modification Allowance which remained unused as of January 1, 2015 ("Allowance Deadline") and any such unused portion shall revert to Landlord. All drafts of the drawings for any Tenant Modifications shall be subject to Landlord's prior written approval, which approval shall not be unreasonably withheld. At the conclusion of construction of the Tenant Modifications, Tenant shall deliver to Landlord two (2) sets of sepias of any as-built drawings for the Tenant Modifications.
5.2.2No Rent Abatement. Tenant acknowledges that the work to be performed pursuant to Section 5.1 above and this Section 5.2 shall be performed during the existing Term and/or the New Extended Term, that Tenant shall be entitled to conduct business throughout the course of construction of such renovations and that Tenant shall not be entitled to any abatement of rent (except as expressly provided in Section 4 above), nor shall Tenant be deemed to be constructively evicted from the Premises, as a result of the construction of such renovations.
5.2.3Landlord Supervision Fee. Tenant shall pay to Landlord a construction supervision and management fee (the "Landlord's Supervision Fee") in an amount equal to the product of (i) three percent (3%) and (ii) the costs incurred by Tenant to design and construct the Tenant Modifications. The Landlord's Supervision Fee shall be paid from the Tenant Modification Allowance.
5.2.4Failure to Fund Tenant's Modification Allowance. If Landlord fails to timely fund any payment of the Tenant Modification Allowance within the time periods set forth in Section 5.2.1 above, Tenant shall be entitled to deliver written notice ("Payment Notice") thereof to Landlord. If Landlord still fails to fulfill any such obligation within ten (10) business days after Landlord's receipt of the Payment Notice from Tenant and if Landlord fails to deliver written notice to Tenant within such ten (10) business day period explaining Landlord's reasons that the amounts described in Tenant's Payment Notice are not due and payable by Landlord ("Refusal Notice"), Tenant shall be entitled to fund such amount(s) itself and to offset such amount(s) against Tenant's obligations to pay Monthly Base Rent. Landlord shall only be permitted to deliver a Refusal Notice to Tenant in the following instances: (a) the amount requested by Tenant was used for an item not within the definition of Tenant Modifications; (b) the amount was requested by Tenant following the Allowance Deadline; (c) Tenant is then in default under the Lease, as amended (after expiration of any applicable cure period); (d) Tenant has not provided Landlord all of the required information described in items (i) through (iii) of Section 5.2.1(A) above; (e) the amount requested, when aggregated with all previous reimbursement requests, is in excess of the Tenant Modification Allowance; or (f) the Tenant Modification work undertaken was not performed in a manner consistent with such work as approved by Landlord. However, Tenant shall not be entitled to any such offset if Tenant is in default under the Lease, as amended (after expiration of any applicable cure period) at the time that such offset would otherwise be applicable. If Landlord delivers a Refusal Notice, and if Landlord and Tenant are not able to agree on the amounts to be so paid by Landlord, if any, within ten (10) business days after Tenant's receipt of a Refusal Notice, Landlord or Tenant may elect to have such dispute resolved by binding arbitration before a retired judge of the Superior Court of the State of California under the auspices of JAMS (or any successor to such organization) in San Diego County, California, according to the then rules of commercial arbitration of such organization. If Tenant prevails in any such arbitration, Tenant shall be entitled to offset the amount determined to be payable by Landlord in such proceeding against Tenant's next obligations to pay Monthly Base Rent (but Tenant shall not be entitled to any such offset if Tenant is in default under the Lease (after expiration of any applicable cure period) at the time that such offset would otherwise be applicable).
6.Non-Disturbance Agreement. Landlord shall use commercially reasonable efforts to secure and deliver to Tenant a non-disturbance agreement executed by the first trust deed holder of the Buildings on such deed of trust holder's standard form. Landlord shall also use commercially reasonable efforts to secure and deliver to Tenant a subordination, non-disturbance and attornment agreement executed by any future first trust deed holder of the Buildings that may come into existence after the date hereof on such deed of trust holder's standard form.
7.Brokers. Each party represents and warrants to the other that no broker, agent or finder, other than Cushman & Wakefield of San Diego (for Landlord) and Capstone Commercial Properties (for Tenant) (collectively, the "Brokers"), negotiated or was instrumental in negotiating or consummating this Ninth Amendment. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder's fee by any person or entity, other than the Brokers, who claims or alleges that they were retained or engaged by the first party or at the request of such party in connection with this Ninth Amendment. Landlord shall be responsible for payment of any brokerage commissions to the Brokers in accordance with separate agreements. If Landlord fails to make any payment owed to Capstone Commercial Properties ("Capstone") under the separate commission agreement between Landlord and Capstone ("Commission Agreement") within thirty (30) days after Landlord's receipt of invoice therefor, Tenant may send to Landlord a factually correct written notice of such failure to pay and if Landlord fails to fulfill such payment obligation within ten (10) business days after Landlord's receipt of such notice from Tenant and if Landlord fails to deliver written notice to Tenant within such ten (10) business day period explaining Landlord's reasons that the amounts described in Tenant's notice are not due and payable by Landlord to Capstone (the "Broker Refusal Notice"), Tenant may, but shall not be required to, pay such amounts directly to Capstone and to offset such amounts against Tenant's obligations to pay Monthly Base Rent. Landlord shall only be permitted to deliver a Broker Refusal Notice to Tenant in the following instances: (a) the requested payment was not calculated in accordance with the terms of the Commission Agreement; (b) all conditions and contingencies necessary for the payment of the requested amount under the Commission Agreement have not been satisfied; (c) Tenant is then in default under the Lease, as amended (after expiration of any applicable cure period); (d) the requested amount is not then due under the Commission Agreement; or (e) Capstone is not Tenant's sole broker of record as to this Ninth Amendment. However, Tenant shall not be entitled to any such offset if Tenant is in default under the Lease, as amended (after expiration of any applicable cure period) at the time that such offset would otherwise be applicable. If Landlord delivers a Broker Refusal Notice and if Landlord and Tenant are not able to agree on the amounts to be so paid by Landlord, if any, within ten (10) business days after Tenant's receipt of a Broker Refusal Notice, and if Tenant wishes to continue to proceed with such payment and offset, Tenant may elect to have such dispute resolved by binding arbitration before a retired judge of the Superior Court of the State of California under the auspices of JAMS (or any successor to such organization) in San Diego County, California, according to the then rules of commercial arbitration of such organization. If Tenant prevails in any such arbitration, Tenant shall be entitled to offset the amount determined to be payable by Landlord in such proceeding against Tenant's next obligations to pay Monthly Base Rent (but Tenant shall not be entitled to such offset if Tenant is then in default under the Lease as amended (after expiration of any applicable cure period). To the extent that Tenant makes payments to Capstone under this Section 7, such amounts shall no longer be owed from Landlord to Capstone.
8.Signing Authority. Concurrently with Tenant's execution of this Ninth Amendment, Tenant shall provide to Landlord reasonable evidence of the authority of the individuals executing this Ninth Amendment on behalf of Tenant.
9.No Further Modification. Except as set forth in this Ninth Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.
10.Notices to Landlord. Effective as of the date of this Ninth Amendment, notices to Landlord under the Lease (as amended) shall be sent as follows:
Creekside Property Holdings, LLC
c/o Equity Office Properties
5375 Mira Sorrento Place, Suite 120
San Diego, CA 92121
Attn: Property Manager
With copies to:
Equity Office
Two North Riverside Plaza
Suite 2100
Chicago, IL 60606
Attn: Managing Counsel
and
Equity Office
Two North Riverside Plaza
Suite 2100
Chicago, IL 60606
Attn: Lease Administration
and
SL Green Realty Corp.
420 Lexington Avenue, 19th Floor
New York, NY 10170
Attn: Andrew S. Levine
Chief Legal Officer, General Counsel, EVP

11.Counterparts and Fax/Email/Electronic Signatures. This Ninth Amendment may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement. This Ninth Amendment may be executed by a party's signature transmitted by facsimile ("fax") or email or by a party's electronic signature, and copies of this Ninth Amendment executed and delivered by means of faxed or emailed copies of signatures or originals of this Ninth Amendment executed by electronic signature shall have the same force and effect as copies hereof executed and delivered with original wet signatures. All parties hereto may rely upon faxed, emailed or electronic signatures as if such signatures were original wet signatures. Any party executing and delivering this Ninth Amendment by fax or email shall promptly thereafter deliver a counterpart signature page of this Ninth Amendment containing said party's original signature. All parties hereto agree that a faxed or emailed signature page or an electronic signature may be introduced into evidence in any proceeding arising out of or related to this Ninth Amendment as if it were an original wet signature page.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, this Ninth Amendment has been executed as of the day and year first above written.

"LANDLORD"	Equity Office Properties Management Corp, a Delaware corporation, as agent for CREEKSIDE PROPERTY HOLDINGS, LLC, a Delaware limited liability company

	By:	/s/ Frank Campbell
	Name:	Frank Campbell
	Title:	Vice President

"TENANT"	WEBSENSE, INC., a Delaware corporation

	By:	/s/ Michael A. Newman
	Print Name:	Michael A. Newman
	Title:	EVP, CFO

Exhibit "A"
Designated HVAC Units